EXHIBIT 8.1

[Heller Ehrman White & McAuliffe Letterhead]

September 24, 2002

ActivCard Corp.
ActivCard S.A.
6623 Dumbarton Circle
Fremont, CA 94555

Re:	Exchange Offer pursuant to the Form S-4 Registration Statement filed by ActivCard Corp., a Delaware corporation (“Company”) relating to shares of ActivCard S.A., a French société anonyme (“S.A.”).

Ladies and Gentlemen:

We have acted as counsel to the Company in connection with the proposed Exchange Offer. The Exchange Offer and certain proposed transactions incident thereto are described in the Registration Statement of Company filed on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission, on or about September 25, 2002. This opinion is being rendered pursuant to the requirements of Item 21(c) of Form S-4 under the Securities Act of 1933. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Registration Statement.

In connection with this opinion, we have examined and are familiar with Registration Statement, the tax representation letter dated September 19, 2002, delivered to us by the Company and S.A. (the “Tax Representation Letter”) and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, in connection with rendering this opinion we have assumed or obtained representations (which we are relying on, without any independent investigation or review) that:

1.	The Exchange will be consummated in the manner contemplated by the Registration Statement;

2.
Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents have been (or will be by the time of the Exchange) duly and validly executed and delivered where due execution and delivery are prerequisites to the effectiveness thereof;

ActivCard
September 24, 2002

3.
All representations, warranties and statements made or agreed to by the Company and its management in connection with the Exchange, including, but not limited to, those set forth in the Tax Representation Letter, are true and accurate at all relevant times;

4.	All covenants contained in the Tax Representation Letter are performed without waiver or breach of any material provision thereof;

5.	The Exchange will be reported by the Company and S.A. on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

6.	Any representation or statement qualified by reference to knowledge or intention or similarly qualified is correct without such qualification.

Because this opinion is being delivered prior to the Exchange, insofar as it relates to the characterization of the Exchange it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the United States federal income tax consequences of the Exchange or that contrary positions may not be taken by the Internal Revenue Service or a court.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, if the Exchange is consummated in accordance with the Registration Statement then for federal income tax purposes:

1.
The Exchange will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) or a contribution to a controlled corporation under Section 351 of the Code;

2.	If the Exchange constitutes a reorganization, each of S.A. and the Company will be parties to the reorganization; and

3.	The Exchange should not be made taxable to U.S. shareholders in S.A. by reason of the passive foreign investment company provisions of the Code.

You also have asked us to review the discussion of the federal income tax consequences of the Exchange contained in the Registration Statement. Subject to the limitations and qualifications described herein and therein, the discussion under the caption “Material income tax considerations—United States taxation” sets forth our opinion concerning the material U.S. federal income tax consequences of the Exchange.

This opinion does not address the various state, local or foreign tax consequences that may result from the Exchange or the other transactions contemplated by the Agreement. In addition, no

ActivCard
September 24, 2002

opinion is expressed as to any federal income tax consequence of the Exchange or any other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws, as described in the Registration Statement.

No opinion is expressed as to any transaction other than the Exchange as described in the Agreement, or as to any transaction whatsoever, including the Exchange, if all of the transactions described in the Registration Statement are not consummated in accordance with the terms thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

This opinion represents only our best judgment concerning the federal income tax consequences of the Exchange and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement, and any amendment thereto, with respect to the discussion of the material U.S. federal income tax consequences of the Exchange.

Very truly yours,

/s/    HELLER EHRMAN WHITE & MCAULIFFE

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